AGREEMENT AND PLAN
OF MERGER


by and between


COTTER & COMPANY


and


SERVISTAR COAST TO COAST CORPORATION




140358_9

                       TABLE OF CONTENTS


ARTICLE I   THE MERGER                                                     1
            1.1   The Merger                                               1
            1.2   Effective Time of the Merger                             1
            1.3   Objectives of the Merger                                 2

ARTICLE II  THE CONTINUING CORPORATION                                     2
            2.1   Certificate of Incorporation                             2
            2.2   By-laws                                                  2
            2.3   Directors and Officers of TruServ                        2

ARTICLE III CONVERSION OF SECURITIES and MEMBERSHIP AGREEMENTS             3
            3.1   Cotter Shares, Etc.                                      3
            3.2   SCC Shares, Etc.                                         5
            3.3   Patronage Dividends                                      6
            3.4   No Fractional Shares                                     6
            3.5   Closing of SCC Transfer Books                            6
            3.6   Closing                                                  7
            3.7   Stock Increase                                           7
            3.8   Membership Agreements                                    7
            3.9   SCC Dissenters' Rights                                   8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SCC                           8
            4.1   Organization                                             9
            4.2   Capitalization                                           9
            4.3   Authority Relative to this Agreement                    10
            4.4   Consents and Approvals; No Violations                   10
            4.5   Reports, Financial Statements and Inventory             11
            4.6   Absence of Certain Changes or Events                    11
            4.7   Information in Registration Statement and Joint Proxy
                  Statement                                               12
            4.8   Litigation                                              12
            4.9   Contracts                                               12
            4.10  Employee Benefit Plans                                  13
            4.11  Tax Matters                                             15
            4.12  Compliance With Applicable Law                          17
            4.13  Subsidiaries                                            18
            4.14  Interested Party Transactions                           18
            4.15  Labor and Employment Matters                            18
            4.16  Insurance                                               18
            4.17  Contracts with Physicians, Hospitals, HMOs and Third
                  Party Providers                                         18
            4.18  Environmental Protection                                18
            4.19  Intellectual Property Rights                            20
            4.20  Real Property                                           20
            4.21  Complete Copies of Requested Documents                  21
            4.22  Representations Complete                                21
            4.23  Takeover Statutes                                       21

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF COTTER                      21
            5.1   Organization                                            22
            5.2   Capitalization                                          22
            5.3   Authority Relative to this Agreement                    23
            5.4   Consents and Approvals; No Violations                   23
            5.5   Reports and Financial Statements                        24
            5.6   Absence of Certain Changes or Events                    24
            5.7   Information in Registration Statement and Joint Proxy
                  Statement                                               24
            5.8   Litigation                                              25
            5.9   Contracts                                               25
            5.10  Employee Benefit Plans                                  26
            5.11  Tax Matters                                             28
            5.12  Compliance With Applicable Law                          30
            5.13  Subsidiaries                                            30
            5.14  Interested Party Transactions                           30
            5.15  Labor and Employment Matters                            30
            5.16  Insurance                                               31
            5.17  Contracts with Physicians, Hospitals, HMOs and Third
                  Party Providers                                         31
            5.18  Environmental Protection                                31
            5.19  Intellectual Property Rights                            32
            5.20  Real Property                                           33
            5.21  Complete Copies of Requested Documents                  33
            5.22  Representations Complete                                33
            5.23  Certain Employee Benefit Plans Matters                  34
            5.24  Share Ownership                                         34

ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER                        34
            6.1   Conduct of Business by SCC and Cotter Pending the
                  Merger                                                  34
            6.2   Compensation Plans                                      35
            6.3   Current Information                                     36
            6.4   Letters of SCC's and Cotter's Auditors                  36
            6.5   Advice of Changes; Government Filings                   36
            6.6   New Franchises                                          37

ARTICLE VII ADDITIONAL AGREEMENTS                                         37
            7.1   Access and Information                                  37
            7.2   No Solicitation of Transactions                         37
            7.3   Registration Statement                                  38
            7.4   Joint Proxy Statement; Stockholder Approval             38
            7.5   Post Merger Signage, Etc.                               39
            7.6   Store Competition                                       39
            7.7   Antitrust Laws                                          40
            7.8   Takeover Statutes                                       40
            7.9   Director and Officer Indemnification, Etc.              40
            7.10  Public Announcements                                    40
            7.11  Expenses                                                41
            7.12  Additional Agreements                                   41
            7.13  FIRPTA                                                  41

ARTICLE VIIICONDITIONS TO CONSUMMATION OF THE MERGER                      42
            8.1   Conditions to Each Party's Obligation to Effect
                  the Merger                                              42
            8.2   Conditions to Obligation of SCC to Effect the Merger    43
            8.3   Conditions to Obligation of Cotter to Effect the Merger 44

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER                             45
            9.1   Termination                                             45
            9.2   Effect of Termination                                   46
            9.3   Amendment                                               46
            9.4   Extension; Waiver                                       47

ARTICLE X   GENERAL PROVISIONS                                            47
            10.1  Survival of Representations, Warranties and Agreements  47
            10.2  Brokers                                                 47
            10.3  Notices                                                 47
            10.4  Descriptive Headings                                    48
            10.5  Entire Agreement                                        48
            10.6  Governing Law                                           48
            10.7  Jurisdiction and Venue                                  49
            10.8  Counterparts                                            49
            10.9  Validity                                                49
            10.10 Investigation                                           49
            10.11 Consents                                                49
            10.12 Material Adverse Effect Defined                         49

AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER, dated as of December  9,
1996  is made and entered into by and among Cotter & Company,   a
Delaware  corporation ("Cotter"), and SERVISTAR  COAST  TO  COAST
Corporation, a Pennsylvania corporation ("SCC").

     WHEREAS, the Boards of Directors of Cotter and SCC each have determined that a strategic business combination between Cotter and SCC is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

      WHEREAS,  for federal income tax purposes, it  is  intended
that   the  merger  contemplated  herein  shall  qualify   as   a
reorganization within the meaning of Section 368 of the  Internal
Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


ARTICLE I
THE MERGER

      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), SCC shall be merged with and into Cotter, Cotter shall be the surviving corporation (herein referred to as the "Continuing Corporation") and the separate existence of SCC shall thereupon cease (the "Merger"). The Continuing Corporation will operate under the name "TruServ Corporation" ("TruServ") from and after the Merger. The Merger shall be a statutory merger and have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 1929 of the Pennsylvania Business Corporation Law (the "PBCL"). TruServ will carry on business on and following the Effective Time of the Merger operating as a cooperative under Subchapter T of the Code. As of the Effective Time of the Merger all of the members of SCC ("SCC Members") shall become members of TruServ, and all agreements between SCC and the SCC Members shall be dealt with in accordance with the provisions of Section 3.8 below.

      1.2 Effective Time of the Merger. The Merger shall become effective when properly executed Articles and a Certificate of Merger (as defined in the DGCL and PBCL. respectively) are duly filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6 hereof upon satisfaction or waiver of the conditions set forth in Article
VIII. When used in this Agreement, the term

"Effective Time" shall mean the date and time at which such Articles and Certificate of Merger are so filed in both Delaware and Pennsylvania or suchlater date and time for effectiveness of the Merger as may be specified therein.

      1.3 Objectives of the Merger. The parties hereby express their mutual desire to achieve the following objectives as a result of the Merger (it being expressly understood that these objectives represent the present, good faith intentions of the parties, and the parties acknowledge that facts, circumstances and business necessities may change, resulting in modifications or alterations to these objectives and therefore agree that failure to reach or implement any particular objective or objectives shall not constitute a breach of this Agreement by either party hereto). The objectives of the parties are to develop a common retail system and improve both retail and wholesale market positions, realizing growth potential and purchasing leverage of all members of both constituent corporations; to develop a mutually beneficial advertising system; to preserve and strengthen the individual identities of the stores; to develop a common and mutually beneficial pricing structure and patronage dividend formula, within two years; to develop as soon as reasonably practical common programs which emphasize the strengths and market expertise of all members; to improve service levels and lower costs of operation for the joint benefit of all members by various economies of scale, including combination of functions and departmental restructuring; to achieve greater efficiencies in manufacturing facilities, with faster development of retail and wholesale technology and improved technical support by emphasizing greater cooperation and synergy among all members and management; to develop a common approach to transportation of merchandise within two years, taking into account the unique needs of the various members; and to develop capital structures with greater financial strength and resources and improved asset utilization for all members.


ARTICLE II
THE CONTINUING CORPORATION

      2.1  Certificate of Incorporation.       The Certificate of
Incorporation  of  TruServ shall be in the form  of  Exhibit  2.1 hereto.

      2.2  By-laws.       The By-laws of TruServ shall be in  the
form of Exhibit 2.2 hereto.

     2.3  Directors and Officers of TruServ.

      (a) The initial directors of TruServ shall be as set forth on Exhibit 2.3(a) hereto and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of TruServ, or as otherwise provided by law.

      (b) The initial executive officers of TruServ at the Effective Time shall be as set forth on Exhibit 2.3(b) hereto and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of TruServ, or as otherwise provided by law.


ARTICLE III
CONVERSION OF SECURITIES and MEMBERSHIP AGREEMENTS

     3.1  Cotter Shares, Etc.

      (a) At the Effective Time, Cotter's capital stock will consist of two classes of common stock: Voting Class A Common Stock, par value $100 per share ("Class A Common Stock") and Non-Voting Class B Common Stock, par value $100 per share ("Class B Common Stock" and together with the Class A Common Stock, "Cotter Stock"). At the Effective Time, without any action on the part of the holders thereof, all outstanding shares of the Class A Common Stock and the Class B Common Stock shall continue unchanged.

      (b) Prior to the Effective Time, each Cotter member ("Cotter Member") has paid or is obligated to pay an amount equal to the par value, $100.00, for each share of his or her Cotter Class A Common Stock, or an aggregate of $1,000.00 for such Cotter Member's required ten share ownership of Cotter Class A Common Stock, which is the pre-Merger required level of ownership of Class A Common Stock.

      (c) Upon the Effective Time, each Cotter Member will be required to own sixty (60) shares of Class A Common Stock, par value $100.00 per share, for each separate retail location ("Store") up to a maximum of five (5) Stores or three hundred
(300) such shares in the aggregate. Therefore, upon the Effective Time, each Cotter Member will be required to purchase fifty (50) additional shares of TruServ Class A Common Stock at their par value ($100.00 per share) or an aggregate of $5,000.00, for such Member's first Store and sixty (60) additional shares of TruServ Class A Common Stock at their par value ($100.00 per share) or an aggregate of $6,000.00, for each of his or her second, third, fourth and fifth Stores. No additional TruServ Class A Common Stock will be required to be purchased by such Member for any Stores above five (5) in number. Payment for any such additional shares of TruServ Class A Common Stock may be made as set forth in subsection (d) below.

      (d) Payment of any amounts required under subparagraph (c) above may be made as follows, at the election of the purchasing Cotter Member: (i) in cash and in full immediately upon the Effective Time or (ii) by surrendering Class B Common Stock (at its par value of $100 per share), and, to the extent such purchasing Cotter Member does not possess sufficient Class B Common Stock to satisfy such obligation, by surrendering Cotter patronage dividend subordinated promissory notes ("Patronage Dividend Promissory (Subordinated) Notes") at their principal amount. If not otherwise elected by the Cotter Member in writing prior to the Effective Time, such Cotter Member will be deemed to have elected to surrender Class B Common Stock, to the extent available therefor, and in satisfaction of any deficiency, to surrender Patronage Dividend Promissory (Subordinated) Notes. In the event any Cotter Member does not have sufficient Patronage Dividend Promissory (Subordinated) Notes or Class B Common Stock sufficient to satisfy his or her obligations under this Section 3.1 (d), any remaining deficiency shall be paid in cash in sixty (60) equal monthly installments.

     (e) In the event, at any time between the Effective Time of the Merger and the fifth anniversary thereof, of any dissolution of TruServ, termination of corporate existence of TruServ, sale of substantially all of its assets or acquisition of a majority of TruServ's Class A Common Stock by any one person (including for such purposes, all affiliates of such person), including, without limitation, by reason of a future merger, consolidation or combination, all Patronage Dividend Promissory (Subordinated) Notes as are outstanding as of the Effective Time and held by a Cotter member and remain outstanding at the time of such event may, at the election of the holder thereof, be converted into an equal amount of Class B Common Stock (on the basis of the principal amount of and any accrued but unpaid interest on such Patronage Dividend Promissory (Subordinated) Notes and the par value of such Class B Common Stock, disregarding any fractional shares, in lieu of which cash shall be paid to such electing holders);

     (f) The parties have agreed that as soon as practical after the Effective Time TruServ shall redeem $17 million of TruServ Class B Common Stock (based on the par value thereof) held by Cotter Members immediately prior to the Effective Time (the "Redemption"). The Redemption shall be effected on a pro rata basis, with each holder of Cotter Class B Common Stock immediately prior to the Effective Time having an amount thereof redeemed equal to $17 million multiplied by a fraction, the numerator of which is the number of shares of Cotter Class B Common Stock then held by such stockholder and the denominator of which is the total number of shares of Cotter Class B Common Stock held by all Cotter Members immediately prior to the Effective Time. Anything herein to the contrary notwithstanding, only Cotter Class B Common Stock held by Cotter Members immediately prior to the Effective Time shall be entitled to participate in the Redemption.

      (g) Any shares of TruServ Class B Common Stock which are redeemed pursuant to the Redemption will also be applied as a credit towards the minimum investment requirements set forth on
Exhibit 3.2(c) referred to below and applicable to the Cotter Member from whom such shares were redeemed.

      (h) Commencing on the fifth anniversary of the Effective Time of the Merger, any stockholder of TruServ Class B Common Stock which was redeemed pursuant to the Redemption and who is still a Member of TruServ will be required during the ensuing two year period, ending on the seventh anniversary of the Effective Time, to purchase from TruServ, at a price equal to the par value thereof and in such amounts as TruServ may from time to time determine, an aggregate number of shares of TruServ Class B Common Stock equal to the number of shares of TruServ Class B
Common stock so redeemed, provided however, that any such stockholder who after such redemption nonetheless holds more than the then required amount of Class B Common Stock will not be required to purchase any additional shares thereof. See Exhibit 3.2(c).

     3.2 SCC Shares, Etc. Prior to the Effective Time, each SCC Member has or is obligated to have the following investment in SCC Common Stock, par value $100.00 per share ("SCC Common Stock") and SCC Series A Stock, par value $100.00 per share ("SCC Series A Stock"): (i) for each such Member's first five stores, eight (8) shares of SCC Common Stock and fifty-two (52) shares of SCC Series A Stock, for an aggregate investment of $6,000.00 per store; and (ii) for stores in excess of five, eight (8) shares of SCC Common Stock per store, for an aggregate common stock investment of $800.00 per store. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) All shares of SCC Common Stock owned by any SCC Member in excess of forty (40) shares (i.e. common stock relating to more than five stores owned by any one SCC Member) shall be canceled and the holder thereof shall be entitled to payment therefor at the par value of such shares, provided however that any amounts to which such Member is so entitled shall be first offset against and reduce any outstanding obligation of such Member to SCC for any purchase of SCC Common Stock or shares of SCC Series A Stock. Section 1906 of the PBCL shall apply to the plan of merger described herein with respect to the special treatment provided to the holders of SCC Common Stock, holding in excess of forty (40) shares, as described in this Section 3.2(a).

     (b) After the cancellation of SCC Common Stock contemplated by subsection (a) above, each remaining outstanding share of SCC Common Stock (eight shares per store) and each outstanding share of SCC Series A Stock (52 shares per store) shall be converted at the Effective Time into the right to receive one (1) share of TruServ Class A Common Stock, with the result that each SCC Member shall have the right to receive sixty (60) shares of TruServ Class A Common Stock for each store owned by such Member, up to a maximum of five stores.

     (c) Each two (2) outstanding shares of SCC Preferred Stock, par value $50 per share ("SCC Preferred", and together with the SCC Common Stock and SCC Series A Stock, sometimes herein collectively referred to as the "SCC Stock") shall be converted into the right to receive one share of TruServ Series B Common Stock. All such TruServ Series B Common Stock held by a former SCC Member as a result of such conversion, and any TruServ Series B Common Stock held by a former Cotter Member, which exceeds the investment requirements specified in Exhibit 3.2(c) shall be convertible, at the option of the holder (exercised within sixty (60) days of the Effective
Time) and at the par value thereof, into unsecured promissory notes due five (5) years after such conversion.

      (d) Any obligations of SCC Members to pay for SCC Stock purchased prior to the Effective Time but not yet fully paid for at such time, shall survive the Merger and remain in effect as an obligation to TruServ, subject to any offset pursuant to subsection (a) above.

      3.3 Patronage Dividends. During the time between the execution of this Agreement and the Effective Time, and for a period of not less than one year after the Effective Time, the methodologies of computing and distributing patronage dividends of each of the constituent corporations for their respective members shall be as set forth on Exhibit 3.3 hereto. During such period of time, TruServ will diligently and in good faith develop a common patronage dividend methodology for use thereafter by all members of TruServ. During such period of time, new members who join TruServ will have their patronage dividend computed and distributed in accordance with the method used by the constituent corporation offering the retail program prior to the Effective Time which is elected by such new member.

      3.4 No Fractional Shares. No fractional shares of TruServ Class A Common Stock or TruServ Class B Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share thereof, cash adjustments will be paid to holders of SCC Stock in respect of any fractional share of TruServ Class A Common Stock or TruServ Class B Common Stock that would otherwise be issuable.

      3.5 Closing of SCC Transfer Books. At the Effective Time, the stock transfer books of SCC shall be closed and no transfer of shares of SCC Stock shall thereafter be made. If, after the Effective Time, certificates or other evidence of ownership of SCC Stock are presented to TruServ, they shall be canceled and exchanged for the TruServ securities, cash in lieu of fractional shares or other payment to which they are entitled in accordance with the terms hereof. At and after the Effective Time, the holders of shares of SCC Stock to be exchanged pursuant to this Agreement shall cease to have any rights as stockholders of SCC, except for the right to surrender such Certificates or other evidence of ownership in exchange as provided hereunder or such rights as are provided under Pennsylvania law as to dissenters' rights.

      3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Arnstein & Lehr, 120 South Riverside Plaza, 12th Floor, Chicago, Illinois 60606 at 9:00 a.m., local time, on the first business day (the "Closing Date") after the later of (a) the date on which the SCC and Cotter stockholders' meetings referred to in
Section 7.4 hereof shall have occurred, and (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as Cotter and SCC shall agree.
                               -6-

     3.7 Stock Increase. Prior to the Effective Time, and as part of the approval of the Merger, it is contemplated that Cotter and its stockholders shall approve an amendment to Cotter's Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock to not less than 750,000 shares and an increase in Class B Common Stock to an aggregate of not less than 4,000,000 shares.

     3.8  Membership Agreements.

      (a) Each Cotter Member's membership agreement ("Cotter Membership Agreement") in effect at the Effective Time of the Merger shall be automatically amended and restated in the form attached hereto as Exhibit 3.8, which provides among other things that each Cotter Member shall be required to own 60 shares of Class A Common Stock of TruServ for each store owned by such Cotter Member (up to a maximum of 300 shares for five or more stores); and after the Effective Time of the Merger, members of TruServ shall continue to conduct their businesses under the True Value, Servistar or Coast to Coast names (or other affiliated names or marks) used by such members immediately prior to the Effective Time, unless use of a different name or mark is permitted by TruServ.

       (b) The Member Agreement of each SCC Member ("SCC Membership Agreements") voting to approve the Merger, including any related transactions contemplated thereby, shall also be automatically terminated and superseded by the form attached hereto as Exhibit 3.8 and the hardware/lumber operations of such Member will after the Effective Time be conducted as part of the cooperative activities of TruServ and be governed by the Certificate of Incorporation, By-Laws and Retail Member Agreement of TruServ as in effect from time to time. License/franchise operations of any such Member other than with respect to his or her hardware/lumber operations will be dealt with as set forth in subsection (e) below.

      (c) The SCC Membership Agreement of each SCC Member voting against the Merger and any related transactions contemplated thereby, or not voting at all with respect thereto, together with any related license or franchise agreements, shall be assigned by SCC to TruServ without further action, subject to any terminations and replacements as may be agreed upon between each such SCC Member and TruServ.

      (d) If the Merger is approved, each Member of TruServ (whether or not any individual Member voted for, against or abstained from voting on the Merger) will thereafter be governed by the Certificate of Incorporation of TruServ and TruServ's By-Laws, including the provision of such By-Laws (Article IX,
Section 2(b)) which requires each such Member to take patronage dividends received into account at the stated dollar amounts of certain specified written notices of allocation, all in accordance with Sections 1385 and 1388 of the Internal Revenue Code of 1986, as amended.

      (e)   As  soon as practical after the Effective  Time,  all
licenses and
franchise agreements referred to in subsections (b) or (c)  above may be
assigned by TruServ to a new majority owned subsidiary or other affiliate which may be created for the purpose of continuing to operate any license or franchise activities which may be continued in that format after the Effective Time. After the Effective Time, TruServ will review any retail activities which continue to be carried out as franchises. It is anticipated that after the Effective Time additional licenses may be entered into periodically with respect to the Taylor Rental Center, Grand Rental Station, Home & Garden Showplace and Induserve Supply retail programs. The parties expect that after the Effective Time it is less likely that any additional franchise or license agreements will be entered into with respect to the other retail programs operated as franchises by SCC prior to the Merger.

      3.9 SCC Dissenters' Rights. If any holders of SCC Stock are entitled to dissent from the Merger and demand appraisal of any such SCC Stock in accordance with the provisions of Section 1906 of the PBCL (each person electing to exercise such rights, a "Dissenting Holder"), any shares of SCC Stock held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in
Section 3.2, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to the PBCL provided, however, that each share of SCC Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such shares of SCC Stock, in either case pursuant to the PBCL, shall not be deemed an Excluded Share but shall be deemed to be converted, as of the Effective Time, into the right to receive TruServ stock (and cash in lieu of canceled or fractional shares) in accordance with the terms of this Agreement.


ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SCC

      Except as set forth in the disclosure letter delivered to Cotter at or prior to the execution of this Agreement ("SCC Disclosure Schedule"), in the financial statements referred to in Section 4.5 below (the "SCC Financial Statements") or in the basic form of SCC Franchise Offering Circular dated July 1, 1996 and heretofore delivered to Cotter (the "Offering Circular"), SCC represents and warrants to Cotter as of the date hereof as follows:

      4.1 Organization. SCC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to carry on its business as it is now being conducted. SCC is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing will not in the aggregate have a Material Adverse Effect (as hereinafter defined). Each subsidiary of SCC is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing
exists),  in  each  jurisdiction  where  the  character  of   its
properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not in the aggregate have a Material Adverse Effect. SCC has delivered to Cotter or its counsel complete and correct copies of its Articles of Incorporation and Bylaws.

     4.2  Capitalization.

      (a) As of October 31, 1996, the authorized capital stock of SCC consisted of the following: 600,000 shares of common stock (250,000 shares of SCC Common Stock and 350,000 shares of SCC Series A Stock) and 3,000,000 shares of SCC Preferred. As of such date, the issued and outstanding capital stock of SCC consisted of the following: 38,136 share of SCC Common Stock, 231,140 shares of SCC Series A Stock and 2,322,051 shares of SCC Preferred Stock. There are no stock options or similar rights to acquire any shares of SCC Stock. No changes have occurred in such capitalization since October 31, 1996 that, in the aggregate, would be material to SCC. All of the issued and outstanding shares of SCC Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of SCC or any agreement to which SCC or any of its subsidiaries is a party or by which SCC or any of its subsidiaries is bound.

     (b) There are not now, and at the Effective Time there will not be, any shares of capital stock of SCC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating SCC to issue, transfer or sell any shares of its capital stock. Except as provided in this Agreement, after the Effective Time, SCC will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. All outstanding shares of the capital stock of SCC's subsidiaries are validly issued, fully paid, non-assessable and owned by SCC or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no voting trust or other agreements or understandings to which SCC is a party with respect to the voting of the capital stock of SCC or any of its subsidiaries. None of SCC or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of SCC, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

      4.3 Authority Relative to this Agreement. SCC has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by SCC and the consummation by SCC of the transactions contemplated hereby have been duly authorized by SCC's Board of Directors and, except for the favorable vote of a majority of the votes cast by the holders of each class or series of shares of outstanding capital stock of SCC voted thereon at a stockholders meeting at which a quorum is present in accordance with Section 1924 of the PBCL, no other corporate proceedings on the part of SCC are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SCC and constitutes a valid and binding agreement of SCC, enforceable against SCC in accordance with its terms.

      4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state franchise, securities or blue sky laws, and the filing and recordation of a Certificate or Articles of Merger, as the case may be, as required by the PBCL and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by SCC of the transactions contemplated by this Agreement except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Neither the execution and delivery of this Agreement by SCC, nor the consummation by SCC of the transactions contemplated hereby, nor compliance by SCC with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-laws of SCC or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination) under, or give rise to creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of SCC or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation to which SCC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to SCC, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances which would not in the aggregate have a Material Adverse Effect.

      4.5  Reports, Financial Statements and Inventory.       SCC
has delivered to Cotter true, accurate and complete copies of its audited financial statements for the fiscal year ended June 30, 1996 and the three preceding fiscal years, together with the accompanying opinions of Coopers & Lybrand L.L.P. ("C&L"), and all unaudited interim financial statements for any subsequent quarterly or monthly periods ending after June 30, 1996 and prior to the execution of this Agreement. Prior to the Effective Time, SCC will deliver the physical inventory to be performed by SCC pursuant to Section 7.1(d) below.

       None of such SCC Financial Statements, as of their respective dates (as amended through the date hereof), contained or, with respect to any SCC financial statements prepared after the date hereof, will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SCC Financial Statements fairly presents the consolidated financial position of SCC and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of SCC and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except for unaudited interim financial statements which are not prepared in conformity with generally accepted accounting principles and subject, in the case of any unaudited interim financial statements, to (i) normal year end adjustments which would not in the aggregate be material in amount or effect; and (ii) the permitted exclusion of all footnotes that would otherwise be required by generally accepted accounting principles.

      4.6 Absence of Certain Changes or Events. Except as disclosed in the SCC Financial Statements or otherwise disclosed in writing to Cotter, since June 30, 1996 neither SCC nor any of its subsidiaries has: (a) taken any of the actions prohibited in
Section 6.1 or Section 6.2 hereof; (b) incurred any material liability, except in the ordinary course of its business, consistent with past practices; (c) suffered any change, or any event involving a prospective change, in its business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect, or (d) subsequent to the date hereof, except as permitted by Section 6.1 or Section 6.2 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

      4.7 Information in Registration Statement and Joint Proxy Statement. The information relating to SCC and its subsidiaries to be contained in (a) the Registration Statement on Form S-4 to be filed with the United States Securities and Exchange
Commission ("SEC") by Cotter under the Securities Act for the purpose of registering the shares of Cotter Class A Common Stock to be issued in the Merger or pursuant to this Agreement (the "Registration Statement") and (b) the joint proxy statement to be distributed in connection with  SCC's  and Cotter's meetings of stockholders to  vote  upon this Agreement
and related matters (the "Joint Proxy Statement"), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      4.8 Litigation. As of the date of this Agreement, (a) there is no material action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of SCC, threatened against or involving SCC or any of its subsidiaries; and (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against SCC or any of its subsidiaries, except in each case for such thereof as would not individually or in the aggregate have a Material Adverse Effect.

     4.9  Contracts.

     (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which SCC or any of its subsidiaries is a party that relates to or affects the assets or operations of SCC or any of its subsidiaries or to which SCC or any of its subsidiaries or its or their respective assets or operations may be bound or subject is a valid and binding obligation of SCC and in full force and effect with respect to SCC or such subsidiary and, to the knowledge of SCC, with respect to all other parties thereto; and except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, there are no existing defaults by SCC or any of its subsidiaries thereunder or, to the knowledge of SCC, by any other party thereto, and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time, the declaration of default or other similar event) would constitute a default by SCC or any of its subsidiaries thereunder, other than defaults that would not in the aggregate have a Material Adverse Effect.
Section 4.9(a) of the SCC Disclosure Schedule lists all consents of third parties required for the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consent will not, individually or in the aggregate, have a Material Adverse Effect.

      (b) Except for this Agreement, as of the date of this Agreement neither SCC nor any of its subsidiaries is a party to any oral or written agreement that restricts any of them from engaging in a line of business.

      (c) SCC has no agreements or arrangements to sell or otherwise dispose of, or lease, acquire or otherwise invest in, any property, lines of business or other assets that are in the aggregate material to the business of SCC and its subsidiaries taken as a whole other than agreements and arrangements for such sale, disposition, lease, acquisition or investment that are in the ordinary course of SCC's business.

      (d) Copies of all documents referred to in this Agreement, furnished or to be furnished by SCC in connection with the transaction contemplated hereby, are or will be true, correct and complete copies thereof in all material respects and include all amendments, supplements and modifications thereto and all waivers thereunder.

     4.10 Employee Benefit Plans.

      (a) Section 4.10(a) of the SCC Disclosure Schedule sets forth a true and complete list of each (i) employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) policy, (iii) trust agreement or (iv) agreement (including, without limitation, any employment agreement or severance agreement) that is maintained (all of the foregoing, the "SCC Plans"), or is or was contributed to by SCC or pursuant to which SCC is still potentially liable for payments, benefits or claims. A copy of each SCC Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each SCC Plan have heretofore been delivered to Cotter or its counsel. Neither SCC nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with SCC would be deemed a "single employer" within the meaning of Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan")) during the six calendar years preceding the date of this Agreement.

      (b) Each SCC Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation with all applicable legal requirements, including but not limited to ERISA and the Code, and all reports, forms and other documents required to be filed with any government entity (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate, except for instances of noncompliance or failure to file that would not in the aggregate have a Material Adverse Effect. None of the officers, directors, employees or agents of SCC or any "disqualified persons" (as defined in Section 3 of ERISA and Section 4975 of the Code) has engaged in or been a party to any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA with respect to any SCC Plan, which is not exempt under ERISA and the Code and which would result in material liability, nor has any such party who is a "fiduciary" (as such term is defined in Section 3 of ERISA) committed any breach of any duty or responsibility imposed by ERISA in connection with which SCC, any director, officer, or employee of SCC or any SCC Plan or related funding medium could be subject to any material liability under Title 1 of ERISA or a tax imposed by Section 4975 of the Code.

     (c) Each SCC Plan intended to qualify under Section 401 (a) of the Code has been determined by the Internal Revenue Service to so qualify after January

1, 1989, and each trust maintained pursuant thereto has been determined by the

Internal Revenue Service to be exempt from taxation under Section
501 of the
Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the SCC Plan and its related trust, except such adverse effects as would not in the aggregate constitute a Material Adverse Effect. SCC and each ERISA Affiliate of SCC have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such SCC Plan and its related trust under
Section 401 (a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

      (d) All contributions or other amounts payable by SCC or its subsidiaries as of the Effective Time with respect to each SCC Plan and in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the Financial Statements of SCC in accordance with past practice and the recommended contribution in any actuarial report.

      (e) SCC has provided or has caused to be provided a true and accurate summary to Cotter of (i) all benefits, whether or not insured, provided by any SCC Plan; (ii) insurance payments paid with respect to the five preceding plan years for all SCC Plans, (iii) any benefit liabilities exceeding the assets of any SCC Plan, and (iv) any completely or partially terminated SCC Plan. SCC is not aware of any reason why the SCC Plans cannot be combined with the Cotter Plans referred to in Section 5.10 below.

      (f) With respect to each SCC Plan, (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available and (ii) no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

      (g) Neither SCC nor any ERISA Affiliate of SCC has any liability or is threatened with any liability (whether joint or several) (i) for the termination of any single employer plan under Sections 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under
Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302 (e) of ERISA or
Section 412 (m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4972, 4975, 4976, 4977 or 4979 of the Code, (v)
for any minimum funding contributions under Section 302(c) (11) of ERISA or Section 412(c)(11) of the Code, (vi) to a fine under
Section 502 of ERISA, (vii) for any transaction within the meaning of Section 4069 of ERISA, (viii) any multiple group withdrawal liability under Section 4063 of ERISA or (ix) any tax on reversion of qualified plan assets under Section 4980 of the Code, except in each case for such liabilities that would not in the aggregate have a Material Adverse Effect.

      (h) SCC has not incurred any withdrawal liability with respect to any Multiemployer Plan within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject SCC to any controlled group liability under Section 4001 (b) of ERISA, except in each case for such liabilities that would not in the aggregate have a Material Adverse Effect.

      (i) All of the SCC Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 609 of ERISA, except for such instances of noncompliance which would not in the aggregate have a Material Adverse Effect.

     (j) SCC has delivered copies off all employment and benefit contracts and arrangements for its employees in effect as of the date hereof. No SCC Plan, or other plan, contract, agreement or arrangement provides any officer or employee of SCC benefits or compensation or altered or guaranteed terms of employment, which is contingent upon the consummation of the Merger and the amount of any of which after the Merger would be material in comparison to the amount of such compensation or benefits immediately prior to the Merger.

      (k)   There  is  no  lien in favor of the  Pension  Benefit
Guaranty  Board  ("PBGC") on any assets of  any  SCC  Plan  under
Section 4068 of ERISA.

      (l) No multi-employer plan which includes any SCC Plan is or has been in reorganization under Section 418(A) through (E) of the Code.

      (m) None of the participants in any SCC Plan have made any health or welfare plan contribution in excess of the maximum amounts allowed therefor under the limits imposed by Sections 419 or 419A of ERISA.

      4.11 Tax Matters.   SCC makes the following representations
and warranties with respect to tax matters.

      (a) Definitions. For purposes of this Section 4.11, the following definitions shall apply:

           (i) The term "SCC Group" shall mean, individually and collectively, (A) SCC and (B) any individual, trust, corporation, partnership or any other entity as to which SCC is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

           (ii)  The  term "Taxes" shall mean all taxes,  however
denominated,
including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the SCC Group is required to pay, withhold or collect.

           (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (b) Returns Filed and Taxes Paid. (i) All Returns required to be filed by or on behalf of members of the SCC Group have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and (iii) no other Taxes, the payment of which would have a Material Adverse Effect, are payable by the SCC Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time. Each member of the SCC Group has withheld and paid over all Taxes required to have been withheld and paid over, except for such Taxes which the failure to withhold or pay over would not in the aggregate have a Material Adverse Effect on SCC, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the SCC Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the SCC Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (c) Tax Reserves. The amount of SCC's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not in the aggregate exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the consolidated balance sheet of SCC included in the SCC Financial Statements for the quarter ending closest to the date of this Agreement, and the amount of SCC's liability for unpaid Taxes for all periods ending on or before the Effective Time shall not in the aggregate exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the consolidated balance sheet of SCC included in the SCC Financial Statements for the quarter ending closest to the Effective Time (plus additions thereto accrued through the Effective Time which are consistent with the ordinary course), except in each case for any excess which does not have a Material Adverse Effect on SCC.

      (d) Consolidated Returns Furnished. Cotter has been furnished by SCC true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by the SCC Group or on behalf of the SCC Group relating to federal income taxes, and (ii) all federal income tax returns for the SCC Group, in each case for all periods ending on and after June 30, 1993. SCC has never been a member of an affiliated group filing consolidated returns other than a group of which SCC was the common parent.

      (e) Tax Deficiencies; Audits; Statutes of Limitations. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the SCC Group that would cause SCC's reserves for taxes to be understated by an amount which would have a Material Adverse Effect on SCC. No tax returns of the SCC Group are currently under audit, and no waiver or extension of the statute of limitations is in effect with respect to any tax returns.

      (f) Tax Sharing Agreements. SCC is not (nor has it ever been) a party to any tax sharing agreement.

      (g) Special Tax Status. SCC operates as a cooperative organization under Subchapter T of the Code and is not aware of any reason why, after the Effective Time of the Merger, TruServ will not continue to so operate.

      4.12 Compliance With Applicable Law. SCC and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of SCC and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to SCC or any of its subsidiaries, except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect.

      4.13 Subsidiaries. Exhibit 4.13 hereto lists all the subsidiaries of SCC as of the date of this Agreement and indicates for each such subsidiary the jurisdiction of incorporation or organization, capitalization and share ownership.

     4.14 Interested Party Transactions. Neither SCC nor any of its subsidiaries is indebted to any director, officer, employee or agent of SCC or any of its subsidiaries (except for amounts due as normal salaries and benefits and in reimbursement of ordinary expenses), and no such person is indebted to SCC or any of its subsidiaries, except for amounts the failure of which to pay or collect would not have a Material Adverse Effect.

     4.15 Labor and Employment Matters.

     (a) Except for such matters that would not in the aggregate have a Material Adverse Effect, SCC is and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in and have not engaged in any unfair labor practice.

     (b) Except for benefits provided under agreements and plans described in the SCC Financial Statements, the SCC Disclosure Schedule or the Offering Circular in the event of termination of the employment of any officers, directors, employees or agents of SCC or any of its subsidiaries, neither SCC, any of its subsidiaries, Cotter, TruServ, nor any other subsidiaries of Cotter, will pursuant to any agreement or by reason of anything
done  prior  to  the  Effective  Time  by  SCC  or  any  of   its
subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

      4.16 Insurance. As of the date hereof, SCC and each of its subsidiaries are insured by insurers reasonably believed by SCC to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

      4.17 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. SCC has made available to representatives of Cotter a list of all outstanding agreements between SCC or any of its subsidiaries and any third-party health care provider that is material to its business.

     4.18 Environmental Protection.

      (a) To the knowledge of SCC and its subsidiaries, none of SCC, SCC's subsidiaries or any SCC Property (as defined in subsection (d) below) is or has been in violation of any federal, state or local law, ordinance or regulation concerning industrial hygiene or environmental conditions, including, but not limited to, soil and groundwater conditions ("Environmental Laws"), the violation of which would have a Material Adverse Effect on TruServ.

      (b) Neither SCC nor any of its subsidiaries has reported any, or has had knowledge of any circumstances giving rise to any reporting requirement under applicable Environmental Laws as to any, spills or releases of any

Hazardous Material, nor has SCC or any of its subsidiaries received any notices of spills or releases of Hazardous Materials, the consequences of which would have a Material Adverse Effect on TruServ. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "byproduct" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. 2011 et seq.

      (c) To the knowledge of SCC, there is no proceeding or investigation pending or threatened by any governmental entity or other person with respect to the presence of Hazardous Material on SCC Properties or the migration thereof from or to other property. Neither SCC nor any of its subsidiaries has ever been required by any governmental entity to treat, clean up, or otherwise dispose of, remove or neutralize any Hazardous Material from or on any SCC Property.

      (d) Neither SCC, any current or former subsidiary of SCC, nor to SCC's knowledge, any other person, has engaged in any activity that might reasonably be expected to involve the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any property that SCC or any of its current or former subsidiaries now owns or leases or has previously owned or leased or in which SCC or any such subsidiary now holds or has previously held any security interest, mortgage, or other lien or interest ("SCC Property") which generation, use, manufacture, treatment, transportation, storage or disposal would in the aggregate have a Material Adverse Effect, and there is no failure to obtain any required permits or approvals of any governmental entity or violation of any terms or conditions of such permits, or any other violation of Environmental Laws other than those that would not have a Material Adverse Effect. There are no pending, or to SCC's knowledge, threatened claims or investigations relating to any of the foregoing.

      (e) To the knowledge of SCC, there are no substances or conditions in or on SCC Property which may support claims or causes of action under any applicable Environmental Law, which would, if adversely determined, have a Material Adverse Effect on TruServ.

      (f) For purposes of this Section 4.18, the term "Material Adverse Effect" as defined in Section 10.12 hereof also includes
(i) any material injunction or criminal action or proceeding against or involving SCC and (ii) any requirement that executive officers of Cotter or SCC be subjected to a consent decree or become individually involved in any proceeding in clause (i) above.

     4.19 Intellectual Property Rights.

      (a) Section 4.19(a) of the SCC Disclosure Schedule sets forth an accurate and complete list of all (i) patents, applications for patents, registrations of trademarks (including service marks) and applications therefor and registrations of copyrights and applications therefor that are owned by SCC or any of SCC's subsidiaries; (ii) other material Intellectual Property Rights (as defined below) that are owned by SCC or SCC's subsidiaries; (iii) unexpired licenses (other than to or with present or former SCC Members) relating to SCC Intellectual Property Rights (as defined below) that have been granted to or by SCC or any of SCC's subsidiaries; and (iv) other material agreements relating to Intellectual Property Rights.

      (b) As used in this Agreement, the term "Intellectual Property Rights" means intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know-how, trade secrets, technology, proprietary processes and formulae. As used in this Agreement, the term "SCC Intellectual Property Rights" means all Intellectual Property Rights that are part of the conduct of the business of SCC.

      (c) SCC and SCC's subsidiaries collectively own and have the right to use, and to license others to use, all SCC
Intellectual Property Rights, free and clear of, and without liability under, all claims and rights of third parties.

      (d) Neither SCC nor any of SCC's subsidiaries (i) is infringing in the conduct of SCC's business, and the execution, delivery and performance of this Agreement by SCC, and the consummation by SCC of the transactions contemplated hereby, will not infringe, any right or claimed right of any other party with respect to any Intellectual Property Rights known to SCC, or (ii) has knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for SCC or SCC's subsidiaries in the conduct of their business.

     4.20 Real Property.

      (a) Section 4.20(a) of the SCC Disclosure Schedule lists all of the real property owned or currently used by SCC or any subsidiary in the course of its business (the "SCC Real Property"). Section 4.20(a) of the SCC Disclosure Schedule also lists all material real property owned or used by SCC in the course of SCC's business at any time since June 30, 1993, other than SCC's Real Properly.

      (b) All SCC Real Property, including without limitation, all buildings, structures, fixtures and other improvements thereon, is in all material respects suitable and adequate for the uses for which it is currently devoted. SCC has good and marketable title in fee simple absolute to SCC Real Property indicated on Section 4.20(a) of the SCC Disclosure Schedule to be owned by it, and to the buildings, structures and improvements thereon, and a valid leasehold interest in all other SCC Real Property, in each case free and clear of all material claims, liens or encumbrances.

      4.21 Complete Copies of Requested Documents.       SCC  has
delivered or made available true and complete copies of each document that has been reasonably requested by Cotter or its counsel in connection with their legal and accounting review of SCC and its subsidiaries.

       4.22 Representations Complete. None of the representations or warranties made by SCC herein or in any Schedule hereto, including the SCC Disclosure Schedule, or certificate furnished by SCC pursuant to this Agreement, or the
SCC Financial Statements, contain or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such representations permit omissions of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on SCC, such omissions in the aggregate would not and do not have a Material Adverse Effect on SCC.

       4.23        Takeover  Statutes.        No  "fair   price,"
"moratorium," "control share acquisition" or other similar antitakeover statute (each, a "Takeover Statute") is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by SCC and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof.


ARTICLE V
REPRESENTATIONS AND WARRANTIES OF COTTER

      Except as set forth in the disclosure letter delivered to SCC at or prior to the execution of this Agreement ("Cotter Disclosure Schedule") or in the Cotter SEC Reports (as hereinafter defined), Cotter represents and warrants to SCC as of the date hereof as follows:

     5.1 Organization. Cotter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. Cotter is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing will not in the aggregate have a Material Adverse Effect. Each subsidiary of Cotter is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not in the aggregate have a Material Adverse Effect. Cotter has delivered to SCC or its counsel complete and correct copies of its Certificate of Incorporation and Bylaws.

     5.2  Capitalization.

      (a) As of June 29, 1996, the authorized capital stock of Cotter consisted of the following: 100,000 shares of Cotter Class A Common Stock and 2,000,000 shares of Class B Common Stock. As of such date, the issued and outstanding capital stock of Cotter consisted of the following: 49,640 shares of such Class A Common Stock and 1,079,508 shares of such Class B Common Stock. No changes in such capitalization have occurred since June 30, 1996 that, in the aggregate, would be material to Cotter. All of the issued and outstanding shares of Cotter Stock are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or By-Laws of Cotter or any agreement to which Cotter or any of its subsidiaries is a party or by which Cotter or any of its subsidiaries is bound. All of the shares of Cotter Stock issuable in exchange for shares of SCC Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

      (b) Except as set forth in the Cotter SEC Reports, there are not now, and at the Effective Time there will not be, any shares of capital stock of Cotter issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Cotter to issue, transfer or sell any shares of its capital stock.
Except as provided in this Agreement, Cotter will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to an employee benefit plan or otherwise. All outstanding shares of the capital stock of Cotter's subsidiaries are validly issued, fully paid, non-assessable and owned by Cotter or one of its subsidiaries free and clear of any liens, security interest, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trust or other agreements or understandings to which Cotter is a party with respect to the voting of the capital stock of Cotter or any of its subsidiaries. None of Cotter or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Cotter, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

      5.3 Authority Relative to this Agreement. Cotter has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Cotter and the consummation by Cotter of the transactions contemplated hereby have been duly authorized by the Board of Directors of Cotter and, except for the favorable vote of a majority of the shares of outstanding capital stock of Cotter entitled to vote thereon in accordance with Section 252 of the DGCL, no other corporate proceedings on the part of Cotter are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cotter and constitutes a valid and binding agreement of Cotter, enforceable against Cotter in accordance with its terms.

      5.4 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, Securities Act, Exchange Act, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of Articles or a Certificate of Merger as required by the PBCL and the DGCL, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by Cotter of the transactions contemplated by this Agreement, except where a failure to make such filing or to obtain such permit, registration, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. Neither the execution and delivery of this Agreement by Cotter, nor the consummation by Cotter of the transactions contemplated hereby, nor compliance by Cotter with any of the provisions hereof, will (a) result in any breach of the Certificate of Incorporation or By-Laws of Cotter or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination) under, or give rise to creation of any lien, charge, security interest or encumbrance upon, any of the respective properties or assets of Cotter or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement, or other instrument or obligation to which Cotter or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any court or government authority applicable to Cotter, any of its subsidiaries, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, defaults (or rights of termination, cancellation, acceleration or change), liens, charges, security interests or encumbrances that would not in the aggregate have a Material Adverse Effect.

     5.5 Reports and Financial Statements. Cotter has filed all reports required to be filed with the SEC pursuant to the Exchange Act since December

30, 1991, including, without limitation, an Annual Report on Form 10-K for the years ended December 31, 1994 and December 30, 1995 and Quarterly Reports on Form 10-Q for the quarters ended March 30 and June 29, 1996 and any subsequent Quarterly Reports on Form 10-Q for quarterly periods ending after June 29, 1996 and prior to the execution of this Agreement (all such reports and amendments thereto, collectively, the "Cotter SEC Reports"), and has previously furnished or made available to SCC true and complete copies of all Cotter SEC Reports filed with respect to periods beginning after December 31, 1992 (including any exhibits thereto) and will promptly deliver to SCC any Cotter SEC Reports filed between the date hereof and the Effective Time. None of such Cotter SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to the Cotter SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to the Cotter SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Cotter SEC Reports fairly presents the consolidated financial position of Cotter and its subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in cash flows of Cotter and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments which would not in the aggregate be material in amount or effect.

      5.6 Absence of Certain Changes or Events. Except as disclosed in the Cotter SEC Reports or otherwise disclosed in writing to SCC, since June 29, 1996, neither Cotter nor any of its subsidiaries has: (a) taken any of the actions prohibited in
Section 6.1 or Section 6.2 hereof; (b) incurred any material liability, except in the ordinary course of its business, consistent with past practices; (c) suffered any change, or any event involving a prospective change, in its business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect, or (d) subsequent to the date hereof, except as permitted by Section 6.1 or Section 6.2 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

      5.7 Information in Registration Statement and Joint Proxy Statement. The information relating to Cotter and its subsidiaries to be contained in the Registration Statement and the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.8 Litigation. As of the date of this Agreement, (a) there is no material action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of Cotter, threatened against or involving Cotter or any of its subsidiaries; and (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Cotter or any of its subsidiaries, except in each case for such thereof as would not individually or in the aggregate have a Material Adverse Effect.

     5.9  Contracts.

     (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which Cotter or any of its subsidiaries is a party that relates to or affects the assets or operations of Cotter or any of its subsidiaries or to which Cotter or any of its subsidiaries or its or their respective assets or operations may be bound or subject is a valid and binding obligation of Cotter and in full force and effect with respect to Cotter or such subsidiary and, to the knowledge of Cotter, with respect to all other parties thereto; except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, there are no existing defaults by Cotter or any of its subsidiaries thereunder or, to the knowledge of Cotter, by any other party thereto, and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time, the declaration of default or other similar event) would constitute a default by Cotter or any of its subsidiaries thereunder, other than defaults that would not in the aggregate have a Material Adverse Effect. Section 5.9(a) of the Cotter Disclosure Schedule lists all consents of third parties required for the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consent will not, individually or in the aggregate, have a Material Adverse Effect.

      (b) Except for this Agreement, as of the date of this Agreement neither Cotter nor any of its subsidiaries is a party to any oral or written agreement that restricts any of them from engaging in a line of business.

      (c) Cotter has no agreements or arrangements to sell or otherwise dispose of, or lease, acquire or otherwise invest in, any property, lines of business or other assets that are in the aggregate material to the business of Cotter and its subsidiaries taken as a whole other than agreements and arrangements for such sale, disposition, lease, acquisition or investment that are in the ordinary course of Cotter's business.

      (d) Copies of all documents referred to in this Agreement, furnished or to be furnished by Cotter in connection with the transaction contemplated hereby, are or will be true, correct and complete copies thereof in all material respects and include all amendments, supplements and modifications thereto and all waivers thereunder.

     5.10 Employee Benefit Plans.

      (a) Section 5.10(a) of the Cotter Disclosure Schedule sets forth a true and complete list of each (i) employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3 (3) of ERISA, (ii) policy (iii) trust agreement or (iv) agreement (including, without limitation, any employment agreement or severance agreement) that is maintained (all of the foregoing, the "Cotter Plans"), or is or was contributed to by Cotter or pursuant to which Cotter is still potentially liable for payments, benefits or claims. A copy of each Cotter Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Cotter Plan have heretofore been delivered to SCC or its counsel. Neither Cotter nor any ERISA Affiliate, which together with Cotter would be deemed a "single employer" within the meaning of Section 4001 of ERISA, has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any Multiemployer
Plan) during the six calendar years preceding the date of this Agreement.

      (b) Each Cotter Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation with all applicable legal requirements, including but not limited to ERISA and the Code, and all reports, forms and other documents required to be filed with any government entity (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate, except for instances of noncompliance or failure to file that would not in the aggregate have a Material Adverse Effect. None of the officers, directors, employees or agents of Cotter or any "disqualified persons" (as defined in Section 3 of ERISA and Section 4975 of the Code)has engaged in or been a party to any "prohibited transaction" (as such term is defined in
Section 4975 of the Code or Section 406 of ERISA with respect to any Cotter Plan, which is not exempt under ERISA and the Code and which would result in material liability, nor has any such party who is a "fiduciary" (as such term is defined in Section 3 of ERISA) committed any breach of any duty or responsibility imposed by ERISA in connection with which Cotter, any director, officer, or employee of Cotter or any Cotter Plan or related funding medium could be subject to any material liability under Title 1 of ERISA or a tax imposed by Section 4975 of the Code.

      (c)  Each Cotter Plan intended to qualify under Section 401
(a) of the Code has been determined by the Internal Revenue Service to so qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Cotter Plan and its related trust, except such adverse effects as would not in the aggregate constitute a Material Adverse Effect. Cotter and each ERISA Affiliate of Cotter have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Cotter Plan and its related trust under Section 401 (a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

     (d) All contributions or other amounts payable by Cotter or its subsidiaries as of the Effective Time with respect to each Cotter Plan and in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the financial statements of Cotter contained in the SEC Reports in accordance with past practice and the recommended contribution in any actuarial report.

     (e) Cotter has provided or has caused to be provided a true and accurate summary to SCC of (i) all benefits, whether or not insured, provided by any Cotter Plan; (ii) insurance payments paid with respect to the five preceding plan years for all Cotter Plans, (iii) any benefit liabilities exceeding the assets of any Cotter Plan, and (iv) any completely or partially terminated
Cotter  Plan.  Cotter is not aware of any reason why  the  Cotter
Plans  cannot  be  combined with the SCC  Plans  referred  to  in
Section 4.10 below.

      (f) With respect to each Cotter Plan, (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available and (ii) no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.

      (g) Neither Cotter nor any ERISA Affiliate of Cotter has any liability or is threatened with any liability (whether joint or several) (i) for the termination of any single employer plan under Sections 4062 or 4064 of ERISA or any multiple employer plan under Section 4063 of ERISA, (ii) for any lien imposed under
Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302 (e) of ERISA or
Section 412 (m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4972, 4975, 4976, 4977 or 4979 of the Code, (v)
for any minimum funding contributions under Section 302(c) (11) of ERISA or Section 412(c)(11) of the Code, (vi) to a fine under
Section 502 of ERISA, (vii) for any transaction within the meaning of Section 4069 of ERISA, (viii) any multiple group withdrawal liability under Section 4063 of ERISA or (ix) any tax on reversion of qualified plan assets under Section 4980 of the Code, except in each case for such liabilities that would not in the aggregate have a Material Adverse Effect.

      (h) Cotter has not incurred any withdrawal liability with respect to any Multiemployer Plan within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject Cotter to any controlled group liability under

Section 4001 (b) of ERISA, except in each case for such liabilities that would not in the aggregate have a Material
Adverse Effect.

      (i) All of the Cotter Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Section 601 through 609 of ERISA, except for such instances of noncompliance which would not in the aggregate have a Material Adverse Effect.

      (j) Cotter has delivered copies of all employment and benefit contracts and arrangements for its employees in effect as of the date hereof.

      (k) There is no lien in favor of the PBGC on any assets of any Cotter Plan under Section 4068 of ERISA.

      (l) No multi-employer plan which includes any Cotter Plan is or has been in reorganization under Section 418(A) through (E) of the Code.

      (m) None of the participants in any Cotter Plan have made any health or welfare plan contribution in excess of the maximum amounts allowed therefor under the limits imposed by Sections 419 or 419A of the Code.

       5.11   Tax   Matters.     Cotter   makes   the   following
representations and warranties with respect to tax matters.

      (a) Definitions. For purposes of this Section 5.11, the following definitions shall apply:

           (i) The term "Cotter Group" shall mean, individually and collectively, (A) Cotter and (B) any individual, trust, corporation, partnership or any other entity as to which Cotter is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

           (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Cotter Group is required to pay, withhold or collect.

           (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (b) Returns Filed and Taxes Paid. (i) All Returns required to be filed by or on behalf of members of the Cotter Group have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects, (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and (iii) no other Taxes, the payment of which would have a Material Adverse Effect, are payable by the Cotter Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time. Each member of the Cotter Group has withheld and paid over all Taxes required to have been withheld and paid over, except for such Taxes which the failure to withhold or pay over would not in the aggregate have a Material Adverse Effect on Cotter, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the Cotter Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Cotter Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

      (c) Tax Reserves. The amount of Cotter's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not in the aggregate exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the consolidated balance sheet of Cotter included in the Cotter SEC Report for the quarter ending closest to the date of this Agreement, and the amount of Cotter's liability for unpaid Taxes for all periods ending on or before the Effective Time shall not in the aggregate exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the consolidated balance sheet of Cotter included in the Cotter SEC Report for the quarter ending closest to the Effective Time (plus additions thereto accrued through the Effective Time which are consistent with in the ordinary course), except in each case for any excess which does not have a Material Adverse Effect on Cotter.

     (d) Consolidated Returns Furnished. SCC has been furnished by Cotter true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by the Cotter Group or on behalf of the Cotter Group relating to federal income taxes,  and
(ii) all federal income tax returns for the Cotter Group, in each case for all periods ending on and after June 30, 1993. Cotter has never been a member of an affiliated group filing consolidated returns other than a group of which Cotter was the common parent.

      (e) Tax Deficiencies; Audits; Statutes of Limitations. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Cotter Group that would cause Cotter's reserves for taxes to be understated by an amount which would have a Material Adverse Effect on Cotter. No tax returns of the Cotter Group are currently under audit, and no waiver or extension of the statute of limitations is in effect with respect to any tax returns.

     (f) Tax Sharing Agreements. Cotter is not (nor has it ever been) a party to any tax sharing agreement.

      (g) Special Tax Status. Cotter operates as a cooperative organization under Subchapter T of the Code and is not aware of any reason why, after the Effective Time of the Merger, TruServ will not continue to so operate.

       5.12 Compliance With Applicable Law. Except as disclosed in the Cotter SEC Reports filed prior to the date of this Agreement, Cotter and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of Cotter and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Cotter or any of its subsidiaries, except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect.

      5.13 Subsidiaries. Exhibit 5.13 hereto lists all the subsidiaries of Cotter as of the date of this Agreement and indicates for each such subsidiary the jurisdiction of incorporation or organization, its capitalization and share ownership.

      5.14 Interested Party Transactions. Neither Cotter nor any of its subsidiaries is indebted to any director, officer, employee or agent of Cotter or any of its subsidiaries (except for amounts due as normal salaries and benefits and in reimbursement of ordinary expenses), and no such person is indebted to Cotter or any of its subsidiaries, except for amounts the failure of which to pay or collect would not have a Material Adverse Effect.

     5.15 Labor and Employment Matters.

     (a) Except for such matters that would not in the aggregate have a

Material Adverse Effect, Cotter is and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in and have not engaged in any unfair labor practice.

     (b) Except for benefits provided under agreements and plans described in the Cotter SEC Reports or the Cotter Disclosure Schedule, in the event of termination of the employment of any officers, directors, employees or agents of Cotter or any of its subsidiaries, neither Cotter, any of its subsidiaries, Cotter, TruServ, nor any other subsidiaries of Cotter, will pursuant to any agreement or by reason of anything done prior to the Effective Time by Cotter or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, postemployment healthcare (other than pursuant to COBRA) or insurance benefits.

      5.16 Insurance. As of the date hereof, Cotter and each of its subsidiaries are insured by insurers reasonably believed by Cotter to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

      5.17 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. Cotter has made available to representatives of SCC a list of all outstanding agreements between Cotter or any of its subsidiaries and any third-party health care provider that is material to its business.

     5.18 Environmental Protection.

      (a) To the knowledge of Cotter and its subsidiaries, none of Cotter, Cotter's subsidiaries or any Cotter Property (as defined in subsection (d) below) is or has been in violation of any Environmental Laws, the violation of which would have a Material Adverse Effect on TruServ..

     (b) Neither Cotter nor any of its subsidiaries has reported any, or has had knowledge of any circumstances giving rise to any reporting requirement under applicable Environmental Laws as to any, spills or releases of any Hazardous Material, nor has Cotter or any of its subsidiaries received any notices of spills or releases of Hazardous Materials, the consequences of which would have a Material Adverse Effect on TruServ.

      (c) To the knowledge of Cotter, there is no proceeding or investigation pending or threatened by any governmental entity or other person with respect to the presence of Hazardous Material on Cotter Properties or the migration thereof from or to other property. Neither Cotter nor any of its subsidiaries has ever been required by any governmental entity to treat, clean up, or otherwise dispose of, remove or neutralize any Hazardous Material from or on any Cotter Property.

      (d) Neither Cotter, any current or former subsidiary of Cotter, nor to Cotter's knowledge, any other person, has engaged in any activity that might reasonably be expected to involve the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any property that Cotter or any of its current or former subsidiaries now owns or leases or has previously owned or leased or in which Cotter or any such subsidiary now holds or has previously held any security interest, mortgage, or other lien or interest ("Cotter Property") which generation, use, manufacture, treatment, transportation, storage or disposal would in the aggregate have a Material Adverse Effect, and there is no failure to obtain any required permits or approvals of any governmental entity or violation of any terms or conditions of such permits, or any other violation of Environmental Laws other than those that would not have a Material Adverse Effect. There are no pending, or to Cotter's knowledge, threatened claims or investigations relating to any of the foregoing.

      (e) To the knowledge of Cotter, there are no substances or conditions in or on Cotter Property which may support claims or causes of action under any applicable Environmental Law, which would, if adversely determined have a Material Adverse Effect on TruServ.

      (f) For purposes of this Section 5.18, the term "Material Adverse Effect" as defined in Section 10.12 hereof also includes
(i) any material injunction or criminal action or proceeding against or involving Cotter and (ii) any requirement that executive officers of Cotter or SCC be subjected to a consent decree or become individually involved in any proceeding in clause (i) above.

     5.19 Intellectual Property Rights.

      (a) Section 5.19(a) of the Cotter Disclosure Schedule sets forth an accurate and complete list of all (i) patents, applications for patents, registrations of trademarks (including service marks) and applications therefor and registrations of copyrights and applications therefor that are owned by Cotter or any of Cotter's subsidiaries; (ii) other material Intellectual Property Rights (as defined below) that are owned by Cotter or Cotter's subsidiaries; (iii) unexpired licenses (other than to present or former Cotter Members) relating to Cotter Intellectual Property Rights (as defined below) that have been granted to or by Cotter or any of Cotter's subsidiaries; and (iv) other material agreements relating to Intellectual Property Rights.

      (b) As used in this Agreement, the term "Intellectual Property Rights" means intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know-how, trade secrets, technology, proprietary processes and formulae. As used in this Agreement, the term "Cotter Intellectual Property Rights" means all Intellectual Property Rights that are part of the conduct of the business of Cotter.

      (c) Cotter and Cotter's subsidiaries collectively own and have the right to use, and to license others to use, all Cotter
Intellectual Property Rights, free and clear of, and without liability under, all claims and rights of third parties.

      (d) Neither Cotter nor any of Cotter's subsidiaries (i) is infringing in the conduct of Cotter's business, and the execution, delivery and performance of this Agreement by Cotter, and the consummation by Cotter of the transactions contemplated hereby, will not infringe, any right or claimed right of any other party with respect to any Intellectual Property Rights known to Cotter, or (ii) has knowledge of any alleged or claimed infringement by any product or process manufactured, used, sold or under development by or for Cotter or Cotter's subsidiaries in the conduct of their business.

     5.20 Real Property.

     (a) Section 5.20(a) of the Cotter Disclosure Schedule lists all of the real property owned or currently used by Cotter or any subsidiary in the course of its business (the "Cotter Real Property"). Section 5.20(a) of the Cotter Disclosure Schedule also lists all material real property owned or used by Cotter in the course of Cotter's business at any time since December 30, 1993, other than Cotter's Real Properly.

     (b) All Cotter Real Property, including without limitation, all buildings, structures, fixtures and other improvements thereon, is in all material respects suitable and adequate for the uses for which it is currently devoted. Cotter has good and marketable title in fee simple absolute to Cotter Real Property indicated on Section 5.20(a) of the Cotter Disclosure Schedule to be owned by it, and to the buildings, structures and improvements thereon, and a valid leasehold interest in all other Cotter Real Property, in each case free and clear of all material claims, liens or encumbrances.

      5.21 Complete Copies of Requested Documents. Cotter has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by SCC or its counsel in connection with their legal and accounting review of Cotter and its subsidiaries.

       5.22 Representations Complete. None of the representations or warranties made by Cotter herein or in any Schedule hereto, including the Cotter Disclosure Schedule, or certificate furnished by Cotter pursuant to this Agreement, or the Cotter SEC Reports, contain or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the extent such representations permit omissions of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on Cotter, such omissions in the aggregate would not and do not have a Material Adverse Effect on Cotter.

      5.23 Certain Employee Benefit Plans Matters. It is Cotter's present intent to provide to those employees of SCC and its subsidiaries immediately prior to the Effective Time who continue in such capacity immediately thereafter, employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to Cotter's employees at the Effective Time. All such qualified benefit programs are fully funded and able to accept new participants. To the extent the Cotter employee benefit programs provide medical or dental benefits after the Effective Time, Cotter shall cause all pre-existing condition exclusions and actively at work requirements to be waived, and Cotter shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the Cotter employee benefit programs for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. Cotter currently expects that it will cause the merger of SCC's 401 (k) Plan with Cotter's 401 (k) Plan after the Merger. Cotter currently expects to make its two non-qualified benefit plans for its senior executives available to those persons serving in equivalent positions with SCC immediately prior to the Effective Time.

      5.24       Share  Ownership.    As of the date  hereof,  to
Cotter's knowledge there are no stockholders with beneficial ownership (as defined in the Exchange Act) of more than 5% of the Cotter Stock.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

      6.1 Conduct of Business by SCC and Cotter Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time, except as set forth in this Agreement, as agreed to in writing by the other party hereto or as set forth in Section 6.1 of the SCC Disclosure Schedule or Cotter Disclosure Schedule, Cotter and SCC shall conduct their respective business in the ordinary, normal and usual course, consistent with past practices. Without in any way limiting the foregoing,

     (a) Neither Cotter nor SCC (i) shall make any amendment to its Bylaws or Articles of Incorporation; (ii) change or agree to change its capitalization as of the date hereof; (iii) dispose of any Intellectual Property Rights; (iv) enter into any operating leases as lessor in excess of an aggregate of $750,000 per year and for more than five (5) years; (v) discharge or satisfy any claim, liability or obligation in excess of $3 million in any one case or $3 million in the aggregate; or (vi) materially reduce the amount of any material insurance coverage provided by existing insurance policies;

      (b) SCC shall use its best efforts to (i) preserve intact the business organization of SCC and its subsidiaries and to keep available the services of its and its subsidiaries' present officers and key employees; (ii) preserve the goodwill of those having business relationships with it and its subsidiaries; (iii) pay and cause its subsidiaries to pay debts and taxes when due subject to good faith disputes thereof, and pay or perform other obligations when due; and (iv) give all notices and other information required to be given to the employees of SCC, any collective bargaining unit representing any group of employees of SCC, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

      (c) Cotter shall use its best efforts to (i) preserve intact the business organization of Cotter and its subsidiaries and to keep available the services of its and its subsidiaries' present officers and key employees; (ii) preserve the goodwill of those having business relationships with it and its subsidiaries; (iii) pay and cause its subsidiaries to pay debts and taxes when due subject to good faith disputes thereof, and pay or perform other obligations when due; and (iv) give all notices and other information required to be given by any applicable law in connection with the transactions provided for in this Agreement;

      (d) Neither Cotter nor SCC nor any of their respective subsidiaries shall (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (ii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return (except as required by law), enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes; (iii) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable; or change its fiscal year or its methods of accounting in effect at June 30, 1996, except as required by generally accepted accounting principles as concurred in by such party's independent auditors; or (iv) make any material change in its accounting principles;

     (e) During the time between the execution of this Agreement and the Effective Time, the separate pre-merger methodologies of computing, determining the payment date and distributing patronage dividends of each of the constituent corporations for their respective members shall be maintained; and

      (f) SCC shall not purchase or dispose of any material long term assets.

      6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, SCC agrees as to itself and its subsidiaries that it will not, without the prior written consent of Cotter (except as required by applicable law or pursuant to existing contractual arrangements or solely to the extent necessary to make compensation increases in the ordinary course of business consistent with past practices or make available existing benefit arrangements to new or promoted employees in the ordinary course of business consistent with past practice): (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation. employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between SCC and one or more of its officers, directors or employees (collectively, "Compensation Plans"), (b) institute any new employee benefit, welfare program or Compensation Plan, (c) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any written employment or similar agreement or arrangement with any employee, or (d) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

      6.3   Current  Information.       From  the  date  of  this
Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semimonthly) with representatives of the other party and to report the general status of its ongoing operations and to deliver to each other (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders equity and changes in financial position for the period since the last such report. Each party will promptly notify the other of any material change in the normal course of its or its subsidiaries' business or in its or its subsidiaries' properties.

     6.4  Letters of SCC's and Cotter's Auditors.       SCC shall
use all reasonable efforts to cause to be delivered to Cotter a letter of C&L and Cotter shall use all reasonable efforts to cause to be delivered to SCC a letter of Ernst & Young LLP ("E&Y"), Cotter's independent auditors, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Cotter or SCC, as applicable, in form and substance reasonably satisfactory to such recipient, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Each of SCC and Cotter shall use reasonable efforts to cause to be delivered to the other an update, dated the Closing Date, of the letter of its independent auditors described in the preceding sentence.

      6.5 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and shall promptly advise the other both orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Cotter and SCC shall make all UFOC filings, file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, and subject to Section 7.1 hereof, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

      6.6    New  Franchises.   Nothing  herein  contained  shall
restrict the ability of either party to add new members and/or enter into licensing of additional retail programs, consistent with historical practice.


ARTICLE VII
ADDITIONAL AGREEMENTS

     7.1  Access and Information.

      (a) SCC and Cotter and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this
Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

     (b) All information furnished by SCC to Cotter or furnished by Cotter to SCC pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information which is nonpublic in confidence.

      (c) SCC and Cotter and their respective subsidiaries shall each afford to the other and its representatives the opportunity to perform such due diligence with respect to environmental matters as it may determine, including without limitation such Phase I and Phase II and other investigations and examinations as each of them deems necessary or desirable.

      (d) Prior to the Effective Time, SCC will perform a physical inventory and deliver a true, accurate and complete copy thereof.

      7.2   No Solicitation of Transactions.  Except as noted  on
Section 7.2 of the SCC Disclosure Schedule or Section 7.2 of the Cotter Disclosure Schedule, from the date hereof until the earlier of termination of this Agreement or consummation of the Merger, neither SCC nor Cotter nor any of their subsidiaries will, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 7.2, "affiliates") or otherwise, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making  of  any  proposal with respect to, or (b) except  to  the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by independent counsel in connection with an unsolicited proposal, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their affiliates relating to, any
(i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation,
(vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such entity or any of its subsidiaries, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest
in) such entity or any subsidiary, or (x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Each party will notify the other orally (within one business day) and in writing (as promptly as practicable) if any such Acquisition Proposals (including the identity of the persons making such proposals and, subject to the fiduciary duties of its Board of Directors, the terms of such proposals) are received and furnish a copy of any written proposal relating thereto.

      7.3 Registration Statement. As promptly as practicable after resolving SEC comments on the preliminary Joint Proxy Statement/Prospectus, Cotter and SCC shall cooperate and use reasonable efforts to have the Registration Statement declared effective. Cotter shall also use reasonable efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the shares of TruServ stock pursuant hereto. SCC shall furnish Cotter with all information concerning SCC and the holders of its capital stock and shall take such other action as Cotter may reasonably request in connection with such Registration Statement and issuance of shares of TruServ stock.

      7.4  Joint Proxy Statement; Stockholder Approval.  Each  of
SCC and Cotter, acting through their respective Boards of Directors, shall, in accordance with applicable law and their respective Certificates or Articles of Incorporation and By-Laws:

      (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and shall use its best efforts, except to the extent required in the exercise of the fiduciary duties of the Board of Directors of SCC or Cotter, as applicable, under applicable law as advised by independent counsel, to obtain such stockholders approval;

      (b) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of SCC or Cotter, as applicable, under applicable law as advised by independent counsel, recommend approval and adoption of this Agreement by the stockholders of SCC or Cotter, as applicable, and include in the Joint Proxy Statement such recommendations, and take all lawful action to solicit such approvals.

      In addition, Cotter shall present to its stockholders such increase in authorized Cotter Stock as may be necessary to consummate the transactions contemplated hereby for the stockholders' approval. The vote of Cotter stockholders required to approve this Agreement shall be the favorable vote of a majority of the shares of outstanding capital stock of Cotter entitled to vote thereon, and the vote of Cotter stockholders required to approve the increase in authorized Cotter Stock shall be the favorable vote of a majority of the shares of outstanding capital stock of Cotter entitled to vote thereon.

      As promptly as practicable, the parties shall prepare and file with the SEC a preliminary Joint Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Joint Proxy Statement and cause the definitive Joint Proxy Statement to be mailed to SCC and Cotter stockholders. Whenever any event occurs which should be set forth in an amendment or a supplement to the Joint Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Joint Proxy Statement, and all amendments and supplements thereto, shall comply in all material respects with applicable law and be in form and substance satisfactory to Cotter and SCC.

      7.5 Post Merger Signage, Etc. After the Effective Time of the Merger, members of TruServ shall continue to conduct their businesses under the True Value, Servistar or Coast to Coast names and marks (or other affiliated names and marks) used by such members immediately prior to the Effective Time, unless use of a different name or mark is permitted by TruServ. Members of TruServ shall be permitted, to the extent determined by TruServ to be feasible and practical, to cross order merchandise manufactured or bearing any of the names utilized by Cotter or SCC prior to the Merger and attendant services and systems necessary thereto, provided however that use of each retail program's trade labels for paint, mowers and outdoor power equipment will be limited to Members either previously associated with that retail program or, if a new Member, electing to affiliate with that retail program.

      7.6 Store Competition. SCC and Cotter acknowledge that in certain areas, there will be both Cotter and SCC stores operating after the Effective Time of the Merger and specifically acknowledge that none of such competing stores will be required to relocate, terminate or otherwise alter or amend their businesses, as a result of the Merger.

     7.7 Antitrust Laws. As promptly as practicable, SCC and Cotter shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to
Section 7.1 hereof, SCC will furnish to Cotter, and Cotter will furnish to SCC, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 7.1 hereof, SCC will provide Cotter, and Cotter will provide SCC, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except to the extent that Cotter or SCC is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

      7.8  Takeover Statutes.       If any Takeover Statute shall
become applicable to the transaction contemplated hereby, SCC and the members of the Board of Directors of SCC shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, as would not be consistent with the fiduciary obligations of the Board of Directors as determined by independent counsel.

      7.9 Director and Officer Indemnification, Etc. Cotter agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of SCC (the "Indemnified Parties") under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of SCC and its current and former subsidiaries shall survive the Effective Time, and Cotter agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted under the provisions existing on the date hereof of SCC's Articles of Incorporation and Bylaws and indemnification agreements of SCC. The provisions of this Section 7.9 shall be binding on Cotter's successors and assigns.

      7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, so long as this Agreement is in effect, Cotter and SCC agree that they will each obtain the approval of the other party prior to issuing any press release or any other written communication (including any written communication to employees) and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law, any governmental agency or in connection with any lawsuit or legal process in connections with this Agreement or the transactions contemplated hereby.

      7.11 Expenses. If the Merger is consummated, TruServ will pay up to $2 million of SCC's particular and peculiar expenses incurred in connection therewith. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring such expenses, except that Cotter and SCC shall share equally the expenses incurred in connection with filings under the HSR Act, printing and mailing the Joint Proxy Statement, all aspects of the Registration Statement, including any registration or filing fees relating thereto, both federal and state, the investment banking fee of William Blair & Company, LLC, the human resources consulting fee of Towers, Perrin, and any other expenses incurred for the mutual benefit of both parties to the transaction.

     7.12      Additional Agreements.

      (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings.

     (b) Cotter and SCC each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

      (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the Federal Trade Commission, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

      (d) If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in TruServ the title to any property or rights of SCC, or otherwise to carry out the provisions of this Agreement, the officers and directors of TruServ are hereby authorized and empowered on behalf of SCC, in the name of and on behalf of SCC, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in TruServ, and otherwise to carry out the purposes and provisions of this Agreement.

     7.13 FIRPTA. SCC shall, prior to the Effective Time, provide Cotter with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter which states that shares of capital stock of SCC do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Cotter's obligations under Treasury Regulation Section 1.1445-2(c) (3). In addition, simultaneously with delivery of such Notification Letter, SCC shall have provided Cotter, as agent for SCC, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Cotter to deliver such notice form to the Internal Revenue Service on behalf of SCC upon the Closing of the Merger.


ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

      8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by both SCC and Cotter:

      (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance of the TruServ Stock to be issued to SCC stockholders in connection with the Merger shall have been received.

     (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted (i) by the favorable vote of a majority of the votes cast by the holders of each class or series of shares of outstanding capital stock of SCC entitled to vote thereon at a stockholders meeting at which a quorum is present in accordance with the PBCL, and (ii) by the favorable vote of a majority of the shares of outstanding capital stock, or where applicable, classes thereof, of Cotter entitled to vote thereon.

      (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Articles and Certificate of Merger with the Secretaries of State of Delaware and Pennsylvania, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not materially, adversely affect the consummation of the Merger or in the aggregate have a Material Adverse Effect on TruServ and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. Cotter shall have received all state securities or blue sky permits and other authorizations necessary to issue the shares of TruServ stock in exchange for the shares of SCC Stock and to consummate the Merger.

      (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon TruServ or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Cotter or its subsidiaries or SCC or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     (f) The parties have a received a letter from William Blair & Company to the effect that, based upon and subject to certain assumptions, it is their opinion as investment bankers that as of the date of such letter, the exchange of TruServ stock for SCC Stock is fair from a financial point of view to the holders of such Cotter Stock and SCC Stock.

      (g) SCC shall have received a favorable IRS private letter ruling to the effect that the proposed Merger will comply with the continuity of interest requirements for a tax free reorganization under Section 368 of the Code.

      8.2 Conditions to Obligation of SCC to Effect the Merger. The obligation of SCC to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by SCC:

      (a) Cotter shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Cotter contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and SCC shall have received a certificate of the President or an Executive Vice President of Cotter as to the satisfaction of this condition.

      (b)  SCC shall have received the opinion, dated the Closing
Date, of Arnstein & Lehr, counsel for Cotter, covering the matters set forth in Exhibit 8.2 (b).

      (c) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in Cotter's business assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by Cotter to SCC prior to the execution of this Agreement).

       (d) The results of any environmental investigation performed by SCC pursuant to Section 7.1(c) shall not have revealed any condition likely to have a Material Adverse Effect on TruServ.

      8.3 Conditions to Obligation of Cotter to Effect the Merger. The obligation of Cotter to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by Cotter:

      (a) SCC shall have performed in all material respects its obligations under this Agreement required to be performed and complied with by it at or prior to the Effective Time and the representations and warranties of SCC contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and Cotter shall have received a Certificate of the President or a Vice President of SCC as to the satisfaction of this condition.

      (b) (i) SCC shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by TruServ pursuant to the Merger to any obligation, right or interest of SCC or any subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not materially adversely affect the consummation of the transactions contemplated hereby or in the aggregate have a Material Adverse Effect on TruServ and its subsidiaries taken as a whole; and (ii) Cotter shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger and the transactions contemplated hereby in connection therewith, except those for which failure to obtain such consents and approvals would not materially adversely affect the consummation of the transactions contemplated hereby or in the aggregate have a Material Adverse Effect on TruServ and its subsidiaries taken as a whole;

      (c) Cotter shall have received the opinion, dated the Closing Date, of Springer, Bush & Perry, counsel for SCC, covering the matters set forth in Exhibit 8.3(c).

      (d) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in SCC's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by SCC to Cotter prior to the execution of this Agreement).

       (e) The results of any environmental investigation performed by Cotter pursuant to Section 7.1(c) shall not have revealed any condition likely to have a Material Adverse Effect on TruServ.


ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

      9.1  Termination.  This Agreement may be terminated and the
Merger  contemplated hereby abandoned at any time  prior  to  the
Effective  Time,  whether  before  or  after  approval   by   the
stockholders of SCC or Cotter:

     (a)  by mutual written consent of Cotter and SCC;

      (b) by either Cotter or SCC if the Merger shall not have been consummated on or before December 31, 1997;

      (c) by SCC if there shall have been any material breach of a representation or warranty or material obligation of Cotter hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by Cotter of notice in writing from SCC specifying such breach and requesting that it be remedied; provided, that such 10 day period shall be extended for so long as Cotter shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

      (d) by Cotter if there shall have been any material breach of a representation or warranty or material obligation of SCC hereunder and, if such breach is curable, such default shall not have been remedied within 10 days after receipt by SCC of notice in writing from Cotter specifying such breach and requesting that it be remedied; provided, that such 10 day period shall be extended for so long as SCC shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure;

      (e) (i) by Cotter if the Board of Directors of SCC shall have (1) withdrawn or modified in a manner adverse to Cotter its approval or recommendation (or failed to make such recommendation) of this Agreement or the Merger, or shall have resolved to do any of the foregoing, or (2) recommended an Acquisition Proposal other than the Merger; and (ii) by SCC if the Board of Directors of Cotter shall have (1) withdrawn or modified in a manner adverse to SCC its approval or recommendation (or failed to make such recommendation) of this Agreement or the Merger, or shall have resolved to do any of the foregoing, or (2) recommended an Acquisition Proposal other than the Merger.

      (f) by either Cotter or SCC if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable;
provided, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree or ruling;

      (g) by Cotter or SCC, upon written notice to the other party, if any approval of the stockholders of SCC required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; or

      (h) by SCC or Cotter, upon written notice to the other party, if any approval of the stockholders of Cotter required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

      9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party to this Agreement, there shall be no liability or obligation on the part of either Cotter or SCC or their respective officers or directors (except as set forth in
Section 7.1 (b) hereof and except for Sections 7.11, 10.2, 10.6, 10.7, 10.8, 10.9 and 10.11 hereof which shall survive the termination). Moreover, in the event of termination of this Agreement pursuant to Section 9.1 (c) or 9.1(d), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Upon request therefor, each party will redeliver or, at the option of the party receiving such request, destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     9.3 Amendment. This Agreement may be amended by action taken by Cotter and SCC at any time before or after approval hereof by the stockholders of SCC or Cotter, but, after any such approval, no amendment shall be made which alters the terms of conversion of SCC and Cotter securities herein provided, which alters any term of the Certificate of Incorporation of TruServ as set forth on Exhibit 2.1 hereto, or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4   Extension;  Waiver.       At any time  prior  to  the
Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


ARTICLE X
GENERAL PROVISIONS

     10.1 Survival of Representations, Warranties and Agreements.
No representations or warranties contained herein shall survive beyond the Effective Time.

     10.2 Brokers.

     (a) SCC represents and warrants to Cotter that no broker or finder is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCC.

     (b) Cotter represents and warrants to SCC that no broker or finder is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cotter.

      10.3  Notices.       Each notice, consent, request or other
communication required or permitted by this Agreement shall be in writing and shall be deemed "given" to a party on the first to occur of any of the following: (i) when delivered by hand to such party, (ii) on the third business day after deposit in the U. S. Mail, postage prepaid and certified, addressed to the party to whom it is to be given at the address set forth below or (iii) on the first business day after proper and timely deposit, charges prepaid, with a nationally recognized next day delivery service providing next day service to the location of the recipient, to such party at the address set forth below:

               (a)  If to Cotter, to:

                    Cotter & Company
                    8600 W. Bryn Mawr Avenue
                    Chicago, IL 60631-3505
                    Attention: Daniel T. Burns, Esq.
          with a copy to:
                    Michael A. Stiegel, Esq.
                    Arnstein & Lehr
                    120 South Riverside Plaza
                    Chicago, IL 60606

               (b)  If to SCC, to:

                    Servistar Coast to Coast Corporation
                    One Servistar Way
                    East Butler, PA 16029
                    Attention: Donald Hoye
          with a copy to:
                    Thomas P. Peterson, Esq.
                    Springer, Bush & Perry
                    Two Gateway Center
                    15th Floor
                    Pittsburgh, PA 15222

Any party at any time may change the address at which he, she or it is to be given notice by giving notice to the other party thereof in the foregoing manner.

      10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.5 Entire Agreement. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof and thereof; and (b) except for Sections 5.23 and 7.9, is not intended to confer upon any other person any rights or remedies hereunder.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

      10.7 Jurisdiction and Venue. Each party hereto hereby irrevocably submits to the jurisdiction of any Illinois state court sitting in Cook County or United States District Court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement, and each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such state or federal court. Each party hereto hereby irrevocably waives any venue objection it may have to any such action or proceeding arising out of or relating to this Agreement in any Illinois state or United States District Court sitting in Chicago, Illinois and any objection on the grounds that any such action or proceeding in any such court has been brought in an inconvenient forum.

     10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      10.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.10 Investigation. The respective representations and warranties of Cotter and SCC contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

      10.11 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of Cotter or SCC, the written consent of the Chief Executive Officer of Cotter or SCC, as the case may be, shall be sufficient to constitute such consent.

     10.12 Material Adverse Effect Defined. As used in this Agreement, (a) the term "Material Adverse Effect" means, with respect to SCC or Cotter, as the case may be, a material adverse effect on the business, assets, operations or results of operation or condition (financial or otherwise) of SCC or Cotter, in each case including its subsidiaries taken as a whole, or on its ability to perform its obligations hereunder, and (b) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.




      IN WITNESS WHEREOF, each of Cotter and SCC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


COTTER  & COMPANY                      SERVISTAR COAST TO COAST
                                        CORPORATION

By:  /s/ Daniel A. Cotter              By:  /s/ Paul E. Pentz
Name:  Daniel  A. Cotter               Name:  Paul  E. Pentz
Title:  President and                  Title:  President and
         Chief Executive Officer                Chief Executive Officer